Exhibit 99.1

News Release For Immediate Release

Catasys Launches OnTrak Solution with Second Largest Health Plan in the Nation

●	Catasys now has signed agreements with 7 of the top 8 insurers nationwide
●	Initial launch with this plan in California
●	OnTrak now available in 20 states

Los Angeles, CA – May 30, 2018 – Catasys, Inc. (NASDAQ:CATS), a leading AI and technology-enabled healthcare company, announced today that it has entered into an agreement and launched its OnTrak program with the second largest health plan in the United States. With this agreement, Catasys is now contracted with 7 of the top 8 insurers nationwide. Catasys’ OnTrak program has initially launched with this plan in California, which brings the number of states in which OnTrak is available to 20.

Eligible Commercial members in California are now able to take advantage of OnTrak-AN, an integrated 52-week program that identifies, engages and treats members with untreated or undertreated behavioral health conditions that impact co-morbid medical conditions, such as diabetes, hypertension, coronary artery disease, COPD, and congestive heart failure, resulting in high medical costs. Implementation has been completed, and enrollment has commenced.

“We are excited to announce our partnership with this leading plan,” said Rick Anderson, President and Chief Operating Officer of Catasys. “With the number of eligible members now under contract, we have the ability to make enrollment and execution a priority as we expand across plans and states. Grounded in technology, our focus continues to be bringing care to those who suffer from untreated behavioral health conditions. Time and time again we see lives changed for the better through the efforts of our team, providers, and health plan partners.”

About Catasys, Inc.

Catasys, Inc. harnesses proprietary big data predictive analytics, artificial intelligence and telehealth, combined with human intervention, to deliver improved member health and cost savings to health plans through integrated technology enabled treatment solutions. It is our mission to provide access to affordable and effective care, thereby improving health and reducing cost of care for people who suffer from the medical consequences of behavioral health conditions; helping these people and their families achieve and maintain better lives.

Catasys' OnTrak solution--contracted with a growing number of national and regional health plans--is designed to treat members with behavioral conditions that cause or exacerbate co-existing medical conditions. Catasys has a unique ability to engage these members, who do not otherwise seek behavioral healthcare, leveraging proprietary enrollment capabilities built on deep insights into the drivers of care avoidance matched with data driven engagement technologies.

OnTrak integrates evidence-based medical and psychosocial interventions along with care coaching in a 52-week outpatient solution. The program is currently improving member health and, at the same time, is demonstrating reduced inpatient and emergency room utilization, driving a more than 50 percent reduction in total health insurers' costs for enrolled members. OnTrak is available to members of several leading health plans in California, Connecticut, Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Massachusetts, Missouri, New Jersey, North Carolina, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, West Virginia and Wisconsin.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new members and maintaining existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Catasys, Inc.
Marianne Acosta, 310-444-4346